Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVNET, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-1890605 (I.R.S. Employer Identification No.)

2211 South 47th Street
Phoenix, Arizona 85034
(Address of Principal Executive Offices) (Zip Code)

AVNET EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Raymond Sadowski Senior Vice President and Chief Financial Officer Avnet, Inc. 2211 South 47th Street Phoenix, Arizona 85034 (480) 643-2000	David R. Birk Senior Vice President and General Counsel Avnet, Inc. 2211 South 47th Street Phoenix, Arizona 85034 (480) 643-2000

(Names, addresses and telephone numbers, including area code, of agents for service)

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered	share*	price*	registration fee

Common Stock, $1.00 par value	1,000,000 shares	$9.125	$9,125,000	$839.50

*	Calculated pursuant to Rule 457(h) and (c) upon the basis of the average of the high and low prices ($9.35 and $8.90, respectively) of a share of the Registrant’s Common Stock as reported for New York Stock Exchange composite transactions on November 1, 2002.

                  This Registration Statement shall become effective immediately upon filing as provided in Rule 462(a) under the Securities Act of 1933.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

                  The following documents filed by the Registrant with the Commission are incorporated by reference in this registration statement (Commission File No. 1-4224):

         (a)  the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 28, 2002;

         (b)  the Registrant’s Current Reports on Form 8-K bearing cover dates of July 15, 2002, July 30, 2002, August 7, 2002, September 26, 2002, October 10, 2002, October 16, 2002, October 24, 2002 and October 31, 2002; and

         (c)  the description of the Registrant’s Common Stock contained in the registration statement for such Common Stock filed under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the respective dates on which such documents are filed.

Item 4. Description of Securities.

                  Not required, since the Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

                  Certain matters with respect to the shares of Common Stock being registered hereunder are being passed upon by David R. Birk, Esq., whose opinion is filed as Exhibit 5 to this Registration Statement. Mr. Birk is Senior Vice President, Secretary and General Counsel of the Registrant and the beneficial owner of 179,167 shares of the Registrant’s Common Stock, including 171,000 shares issuable upon exercise of employee stock options.

Item 6. Indemnification of Directors and Officers.

                  Section 6.6 of the Registrant’s by-laws provides as follows:

“The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of any other enterprise which any director or officer of the Corporation served in any capacity, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served such other enterprises in any capacity at the request of the Corporation. Expenses incurred by any such person in defending any such action or proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such action or proceeding promptly upon receipt by it of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied on it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.”

         Section 721 of the New York Business Corporation Law (the “B.C.L.”) provides that no indemnification may be made to or on behalf of any director or officer of the Registrant if “a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.”

         The rights granted under section 6.6 of the By-laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L. Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L. Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section 724). Further, any director or officer who is “successful, on the merits or otherwise,” in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

         A New York corporation may generally purchase insurance, consistent with the limitation of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors’ or officers’ acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section 726).

         The Registrant’s directors and officers are currently covered as insureds under directors’ and officers’ liability insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $50,000,000 of coverage for directors and officers of the Registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

                  Not Applicable.

Item 8. Exhibits.

                  The Exhibit Index appears on page 8 of this Registration Statement.

Item 9. Undertakings.

                  (1) The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (d) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 31, 2002

AVNET, INC.

By: /s/ Raymond Sadowski Raymond Sadowski Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 31 2002 by the following persons in the capacities indicated:

Signature	Title

/s/ Roy Vallee Roy Vallee	Chairman of the Board and Chief Executive Officer

/s/ Elanor Baum Eleanor Baum	Director

/s/ J. Veronica Biggins J. Veronica Biggins	Director

/s/ Lawrence W. Clarkson Lawrence W. Clarkson	Director

/s/ Ehud Houminer Ehud Houminer	Director

/s/ James A. Lawrence James A. Lawrence	Director

/s/ Salvatore J. Nuzzo Salvatore J. Nuzzo	Director

Signature	Title

/s/ Ray M. Robinson Ray M. Robinson	Director

/s/ Frederic Salerno Frederic Salerno	Director

/s/ Gary L. Tooker Gary L. Tooker	Director

/s/ Raymond Sadowski Raymond Sadowski	Senior Vice President and Chief Financial Officer

/s/ John F. Cole John F. Cole	Controller and Chief Accounting Officer

Exhibit Index

Exhibit No.

5	Opinion of David R. Birk, Esq.

23.1	Consent of David R. Birk, Esq. (included in Exhibit 5)

23.2	Consent of KPMG LLP

23.3	Consent of Grant Thornton LLP

23.4	Notice regarding consent of Arthur Andersen LLP

99	Avnet Employee Stock Purchase Plan, as amended and restated September 28, 2001